ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-130789
October 10, 2007


** BSCMS 2007-TOP28 ** $1.76Bn Fixed Rate CMBS
Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P, Fitch, DBRS

*** PRE-PRICING FREE WRITING PROSPECTUS IS ATTACHED ***

Expected Timing:
- Pricing: Thursday, Oct 11
- Settlement: Thursday, Oct 25

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

--------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

********************************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
********************************************************************************

--------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.
********************************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
********************************************************************************

--------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

********************************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
********************************************************************************

-------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ----------------------
     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

                          $1,576,294,000 (Approximate)
          Bear Stearns Commercial Mortgage Securities Trust 2007-TOP28
                                as Issuing Entity
                Bear Stearns Commercial Mortgage Securities Inc.
                                  as Depositor
                  Morgan Stanley Mortgage Capital Holdings LLC
                     Bear Stearns Commercial Mortgage, Inc.
                     Wells Fargo Bank, National Association
                      Principal Commercial Funding II, LLC
                      as Sponsors and Mortgage Loan Sellers

        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-TOP28

This free writing prospectus relates to Bear Stearns Commercial Mortgage Securities Inc.'s offering of selected classes of its Series 2007-TOP28 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the related free writing prospectus, dated October 1, 2007:

o Borrowers under eight (8) mortgage loans (Mortgage Loan Nos. 13, 116, 118, 136, 177, 195, 201 and 203), representing 2.3% of the initial outstanding pool balance (which includes seven (7) mortgage loans in loan group 1, representing 2.4% of the initial outstanding loan group 1 balance and one (1) mortgage loan in loan group 2, representing 1.4% of the initial outstanding loan group 2 balance) own the related mortgaged property as tenants-in-common.

o With respect to Mortgage Loan No. 4, the RiverCenter I&II Mortgage Loan, (i) the first payment date was August 8, 2007, (ii) the ongoing real estate tax reserves are $76,759 per month, (iii) the weighted average annualized underwritten base rent per net rentable square foot is $17.39, (iv) the original term to maturity was 83 months (with a seasoning of 3 months) and (v) such mortgage loan is locked out for 27 months.

o With respect to Mortgage Loan No. 115, the name of that mortgage loan is Academy Sports - North Richland Hills.

o The Class X Certificates will be divided into two separate classes of certificates, the Class X-1 and the Class X-2 Certificates. The notional amount of the Class X-1 and the Class X-2 Certificates will initially be $1,761,222,527 and $1,727,073,000, respectively. The Class X-1 and the Class X-2 Certificates are not offered pursuant to this free writing prospectus and will only be offered pursuant to a separate Private Placement Memorandum. Any information provided in this free writing prospectus regarding the characteristics of the Class X-1 and the Class X-2 Certificates is provided only to enhance your understanding of the offered certificates.